Exhibit 10.2

IEC Electronics Corp.

Summary of Management Incentive Plan for Fiscal 2014 ("2014 MIP")

The 2014 MIP is a cash incentive plan which links awards to performance results and is designed to provide cash incentive awards ("Awards") to certain executive officers (the "Participants") of the Company, including the Chief Executive Officer (the "CEO") and the Executive Vice President (“EVP”). The Company’s Chief Financial Officer is not eligible for Awards under the 2014 MIP. The 2014 MIP was finalized by the Compensation Committee on November 13, 2013.

As a precondition for payment of Awards, the Company must have audited positive net income for fiscal 2014 (“Plan Threshold”).

If the Plan Threshold is met, each Participant is eligible to receive an Award, if any, determined on the basis of the degree of achievement of certain specified fiscal year performance objectives ("Goals"). For fiscal 2014, Goals will be based upon the following measurements:

(i) Net Income Before Taxes and Incentives -- Adjustments are made for gains or losses from non-operating events such as acquisition escrow clawbacks, and calculations will exclude the impact of unbudgeted legal and accounting fees and director’s and officer’s insurance payments arising from the restatement of the Company’s earnings described in its Annual Report on Form 10-K/A and Quarterly Report on Form 10-Q/A, each filed with the Securities and Exchange Commission on July 3, 2013.

(ii) Sales

The Compensation Committee has assigned a weighting factor of 50%, to each Goal for each Participant, with the total of the weighting factors for each Participant being 100%.

In addition to the Plan Threshold, the Compensation Committee has established:

(i) minimum plan entry performance levels for each Goal for each Participant (“Minimum(s)”), set at a level in excess of prior fiscal year achievement to assure that stockholders receive the first portion of the benefit of increased value, and

(ii) a target goal (the “Target”) for each Goal for each Participant based on the Company budget.

If all Targets are achieved, Awards will be earned by Participants equal to 60% of base salary for the CEO and 55% of base salary for the EVP. If performance is less than Target but at least the Minimum with respect any Goal, a payment less than the Award at Target will be paid to the applicable Participant, pro rated between a payment of 10% of base salary applicable to achievement at the Minimum and such Participant’s potential Award at Target. If the Target for a Goal is surpassed, the Award payable at Target will increase pro rata up to a cap of 200% of the Target level Award. The Compensation Committee has the right to review and consider performance above the 200% cap. No Award will be made with respect to a Goal if the applicable Minimum is not achieved.

After the end of the fiscal year, the Compensation Committee will determine the extent to which the Goals have been achieved by each respective Participant and will calculate the amount of the Award to be paid to each (the “Calculated Award”). However, the Compensation Committee with approval of the independent members of the Board of Directors in the case of the CEO, and the Compensation Committee in consultation with the CEO in the case of other Participants, may modify the Calculated Award by plus or minus up to 25%.

The Compensation Committee reserves the right in its discretion to modify or waive categories or goals. Among others, the Goals set forth in the 2014 MIP are based upon the organic growth of the Company and do not reflect the impact of any acquisitions. The Compensation Committee will separately review the impact of acquisitions, if any.

Payment of any Award to a Participant will be made within fifteen (15) days after receipt by the Company of the audited financial statements for fiscal 2014. In order to receive an Award, a Participant must be an employee of the Company on the date such Award is to be paid.